New York, New York, March 31, 2003 (NASDAQ: NTLI)

NTL Incorporated announces results for three months and year ended December 31, 2002

HIGHLIGHTS

•	Achieved increased EBITDA, reduced capital expenditures and increased operating cash flow

•	Churn down and gross customer additions up in Q4 2002 and in Q1 2003; Net customer growth restarted in Q1 2003

•	Exceptional 2002 charges, principally in Q4, of approximately £657 million ($986m) associated primarily with asset impairments, emergence from Chapter 11 and cost rationalization

•	Additional exceptional income, net of fresh start accounting adjustments, associated with the Company’s emergence from Chapter 11 will be accounted for in Q1 2003

Financial Highlights	Annual Results		Quarterly Results
(In £ millions)	2002	2001	Q4-2002	Q4-2001

Continuing Operations
Revenue
Home	£1,323	£1,349	£327	£352
Business	586	580	142	152
Broadcast	207	198	52	57
Ireland	60	43	15	12

Sub Total	£2,176	£2,170	£536	£573
Q4 2002 Adjustments	(3)	—	(3)	—

Total Revenues	£2,173	£2,170	£533	£573
EBITDA Prior to Q4 2002 Adjustments	£665	£446	£170	£169
Q4 2002 Adjustments	(4)	—	(4)	—

Total EBITDA*	£661	£446	£166	£169

EBITDA Margin %*	30.4%	20.6%	31.1%	29.5%

* The components of EBITDA as defined by the Company are set forth in the results summarized under the heading “Financial Results for the three months ended December 31, 2002”. This definition is consistent across the periods referred to in this release. Underlying Q4 2002 EBITDA was approximately £158 million ($249m), prior to £3 million ($5m) of Corporate Expenses, after taking account of the portion of the Q4 2002 adjustments that relate solely to Q4 2002 (see page 26). Q4 2001 Total EBITDA from Continuing Operations excludes the results of CWC Off-Net, which was disposed of during Q4 2001.

NTL INCORPORATED
March 31, 2003

New York, New York (March 31, 2003) — NTL Incorporated (NASDAQ: NTLI) announced today its fourth quarter and full year 2002 results. Commenting on the results, Barclay Knapp, President and Chief Executive Officer of NTL, said:

“We worked hard in the back half of 2002 to position the company for success upon emergence from Chapter 11 in January. We cut costs, improved our products and customer services, and focused capital spending on generating high, near term cash returns. Our year-end results and our good start in 2003 show that these efforts are paying off.

“Significantly, we maintained overall revenues in 2002 with a sharply lower capital spend. Coupled with our cost-cutting and efficiency programs, this produced sharply higher EBITDA and Operating Cash Flow. Lower costs, efficient capex spend, and higher cash flow continue to be our primary themes in 2003, as we drive toward becoming truly free cash flow positive as soon as possible.

“In our Home division, we measurably increased gross subscriber additions, driven not only by our industry-leading broadband offers, but also by a return to the power of our dual and triple play bundles with telephony and digital television. Customer disconnects continued to reduce as our customer service metrics continued to improve across the board.

“We are very pleased to report that these positive trends will lead to significant net growth in new customer additions in Q1 2003.

“In Business, we came though a challenging year with renewed focus on our strengths in local access and high-speed data, and we are priming this division to deliver increasing cash flow. Our Broadcast group continued to deliver great results in a challenging environment of its own.

“Thanks, especially, to all of our associates, customers, and suppliers who helped immeasurably during a tough environment in 2002, NTL is poised for success in 2003 and beyond.”

Today’s Filings and Press Release

Because the Company’s restructuring was not completed until January 10, 2003, we are required to prepare our financial statements for the period ending December 31, 2002 on a basis that reflects our results as if we had not emerged from Chapter 11. In this release and in the Company’s 10-K filing, we have provided a number of schedules highlighting the effects of the restructuring as if it had happened on December 31, 2002. In addition, while we are filing our 10-K for NTL Incorporated (NTL UK and Ireland) today, we expect to file an amendment to our 10-K that will include the financial statements of NTL Europe, Inc. (formerly NTL Incorporated) by April 15, 2003. NTL Europe, Inc. will be reporting separately, but in a similar fashion.

NTL INCORPORATED
March 31, 2003

Where possible in this release, we have endeavored to present our historical results in a way which will provide accurate comparisons with the Company’s expected financial results in 2003 and beyond.

Business Review

2002 was a year of significantly improved operating performance against a backdrop of substantial organizational change. The Chapter 11 reorganization process resulted in a simplification of the Company’s balance sheet. During this process, the Company’s divisions focused upon improving cost efficiency and we saw continued Revenue Generating Unit (“RGU”) growth primarily because of our compelling broadband offer.

Despite various challenges throughout 2002, NTL’s divisions achieved increased operating cash flow, reduced costs and increased EBITDA. Year over year, revenues from continuing operations increased to £2,173 million ($3,265m) and annual EBITDA from continuing operations increased by approximately 48% to £661 million ($993m), of which approximately £43 million ($68m) was related to a gain reflecting the release of certain provisions that were being held against anticipated liabilities that were no longer necessary.

Underlying EBITDA improvements principally resulted from significant cost reductions in the business. Annual costs and expenses were reduced by approximately £177 million ($265m) year on year. Cost reductions were achieved by implementing a range of initiatives that reduced Operating and SG&A expenses and in particular associate costs, which declined as a result of the organizational restructuring in the fourth quarter of 2001. At December 31, 2002, permanent headcount in the UK & Ireland stood at approximately 13,700 and total headcount was approximately 15,130 including approximately 1,430 temporary and contract employees.

During 2002, NTL succeeded in generating four quarters of positive operating cash flow (defined as EBITDA less capital expenditure).

As disclosed in our Q3 2002 results, a review by the Company of certain balance sheet accounts was expected to result in a release of certain balance sheet provisions to net income in Q4 2002. In addition, as previously disclosed, a review of the capitalization of various 2002 expenditures was expected to result in the reallocation of some of these expenditures from capital to expense, resulting in an increase in expense and the related decrease in net income and fixed assets. Finally, in addition to these exercises, the Company’s annual actuarial valuation of NTL’s various pension plans that it maintains for certain UK employees resulted in US GAAP accounting adjustments that relate to these funds.

The net impact on the Q4 and full year 2002 results of these three exercises (the “Q4 2002 Adjustments”) were adjustments to reduce revenue by approximately £3 million ($4m), reduce EBITDA by approximately £4 million ($6m) and decrease Fixed Assets by approximately £41 million ($62m).

NTL INCORPORATED
March 31, 2003

The affect on the Q4 2002 results of including only the portion of these adjustments that relate to Q4 2002 was to decrease Q4 2002 EBITDA prior to the Q4 2002 Adjustments from £170 million ($267m) by approximately £12 million ($19m) to approximately £158 million ($249m) (“Underlying Q4 2002 EBITDA”, see page 26). In addition, the Company incurred approximately £3 million ($5m) of Corporate Expenses in Q4, resulting in underlying Q4 2002 EBITDA post corporate expenses of approximately £155 million ($244m).

In order to provide a clearer view of the Company’s year over year results, the following Q4 divisional results are discussed on a basis that reflects the results prior to the effect of the Q4 2002 Adjustments.

NTL Home

In Q4 2002, NTL Home achieved positive quarter over quarter revenue growth for the first time since Q4 2001. Although year over year revenues declined primarily as result of our reduced spending on customer growth during Chapter 11, operating efficiencies and cost cutting allowed us to significantly increase EBITDA in the division both year over year and quarter over quarter compared with 2001.

Revenue grew quarter over quarter primarily as a result of the Company’s second consecutive quarter of RGU growth, led principally by our broadband products.

NTL Home ended 2002 with approximately 2.69 million on-net customers and 91,000 off-net customers. We achieved our stated goal of upselling services to our existing customer base, ending the year with approximately 373,000 triple customers (i.e. customers who take telephone, TV and Internet services from us), an increase of 360% year on year. Triple customers now represent approximately 14% of our customer base.

ARPU (average revenue per unit) increased to £40.99 in Q4 2002 (excluding former customers of BT cable) compared with £40.69 in Q4 2001.

In 2003 we will be simplifying our customer reporting, and to achieve this we have added approximately 21,700 master antenna television (MATV) subscribers to our year-end total of approximately 2.66 million on-net customers (increasing the total to 2.69 million). The average revenues of the MATV subscribers and the former customers of BT cable are substantially lower than the average revenue of NTL Home’s overall customer base. Q4 2002 ARPU, including these MATV customers and the former customers of BT cable was approximately £40.03. In 2003 and beyond, we will now be reporting total customers from all sources and average revenue from all sources.

Churn declined from 21.3% in Q4 2001 to 15.9% in Q4 2002. This improvement is the result of a number of factors including improvements in customer service and product and service quality.

NTL INCORPORATED
March 31, 2003

NTL has continued to increase the number of gross customer additions in the quarter, with approximately 106,000 in Q4 2002 compared with 54,000 in Q1 2002. Customer disconnects in Q4 were at their lowest for the year, at approximately 108,000. The net result was an overall decline in net customer numbers of approximately 2,000 (prior to the inclusion of the 21,700 MATV customers described above), the smallest decline in five quarters. We expect to see these trends continue to improve in 2003, resulting in a net increase in customers. Total revenue generating units increased from approximately 4.87 million in Q3 to approximately 4.96 million (excluding approximately 21,700 MATV subscribers as described above) in Q4, a gain of approximately 91,000 in the quarter.

Gross customer additions and RGU’s have continued to increase in Q1 2003, and customer disconnections have continued to decline. As a result, we expect to report our first quarter of net customer gains and our third consecutive quarter of RGU gains in Q1 2003.

NTL ended 2002 with approximately 517,000 broadband customers. The addition of nearly 399,000 broadband customers represents year over year growth of approximately 338%. As of March 21, 2003, NTL had approximately 650,000 broadband subscribers. As part of NTL’s successful strategy of upselling to its customer base, approximately 160,000 dial-up subscribers have migrated to the broadband product during 2002.

The narrowband customer base is now all fee paying, with 72% of customers choosing to pay a fixed monthly subscription fee, which was raised to £10 in January 2003, and the remaining 28% selecting the 1p per minute service. The migration of our narrowband customer base from the free service to the fee-paying services has resulted in a £15 million ($23m) revenue contribution in 2002.

NTL’s digital TV product was substantially improved in 2002 with 57 TV channels and 28 radio channels added to the digital package line-up. Customers are continuing to migrate to digital TV from analog and by the end of Q4 2002, approximately 60% of TV customers were taking digital packages compared with approximately 55% at the end of Q4 2001.

In telephony, we continued to move our customers from a variable to a fixed revenue model. During 2002 we introduced a range of products including:

•	‘Talk Unlimited 24’ for unlimited local and national calls at £25 per month;

•	‘Talk Unlimited’ for unlimited off-peak local and national calls at £18.50 per month; and

•	‘Phone & Surf’, for unlimited off-peak local and national calls together with Internet access 24 hours per day for £28.50 per month.

NTL INCORPORATED
March 31, 2003

NTL Home — Summary Customer Statistics:

	Q1-2003E	Q4-2002	Q3-2002	Q2-2002	Q1-2002

Total Customers*	2,710,400	2,686,400	2,667,000	2,696,200	2,766,600
Customer additions	114,000	105,800	84,000	49,000	54,000
Customer disconnects	90,000	108,100	113,000	119,000	127,000
Net customer movement	24,000	(2,300)	(29,000)	(70,000)	(73,000)
Churn (annualized)	13.1%	15.9%	16.4%	17.1%	17.9%
Revenue Generating Units**	5,119,000	4,983,900	4,870,900	4,837,600	4,893,300
Television	2,036,000	2,055,300	2,065,300	2,109,100	2,186,000
Telephone	2,425,000	2,411,500	2,425,000	2,452,900	2,524,000
Broadband	658,000	517,100	380,600	275,600	183,300
Service Units	5,561,000	5,454,100	5,528,500	5,535,900	5,612,800
Internet dial-up and DTV access	442,000	470,200	486,600	496,800	337,700
Internet dial-up free use***	0	0	171,000	201,500	381,800
Average Revenue Per User ****	£40.50	£40.99	£39.80	£40.54	£40.07

*	Total customers in Q4 2002 include 21,700 MATV customers. Excluding the addition of the MATV subscribers, the customer number was 2.66 million.

**	The recent National Cable Television Association (NCTA) reporting guidelines for the US Cable industry do not recognize dial-up internet customers as RGUs, although they are now revenue generating for NTL.

***	Service to these free use customers was discontinued in October 2002.

****	ARPU excludes BT Cable Customers and MATV subscribers.

NTL Business

Year over year and prior to the effect of the Q4 2002 Adjustments, NTL Business’ fourth quarter revenues declined by approximately 7% to £142 million ($223m) and EBITDA declined by approximately 8% to £60 million ($94m).

The recapitalization process and the general climate for competitive telecoms service providers has had a larger impact on the financial performance of NTL Business than on any other operating division of NTL. The decline in revenue from Carrier Services in particular, is the result of a reduction in business from a number of our customers that are undergoing financial difficulties and restructuring.

In Q4 2002, NTL Business adopted a regional structure to bring it closer to its customers and make it more responsive to local issues. This resulted in a substantial management reorganization. Tom Bennie, formerly Managing Director of NTL Broadcast, was appointed as Managing Director for NTL Business and he now oversees the four regional retail business units: Celtic, London & East, North & Midlands and South.

NTL INCORPORATED
March 31, 2003

NTL Broadcast

NTL Broadcast performed well given its own set of challenges in 2002, principal among them being the shutdown of ITV Digital and the closure of a number of television channels.

Prior to the effect of the Q4 2002 adjustments, revenue increased to £207 million from £198 million in 2001, while EBITDA increased to £110 million from £103 million. This performance was achieved with significantly lower capital expenditures.

NTL Broadcast provides network solutions to various customers through the use of the division’s diverse assets including its teleports, technical facilities and broadcast and wireless tower infrastructure. The division is largely financially self-contained and is characterized by customer-driven capital expenditures and long term contracts.

In digital radio, a milestone of 250 transmitted services was reached, as a result of 28 individual multiplex contracts. A UK market share of 90% has been maintained in this sector.

NTL Broadcast secured 18 new locations for its In-Building mobile telephony solutions in shopping malls around the UK. In addition, strong demand for tower site sharing was sustained throughout 2002 from all five UK mobile operators. The total number of sites delivered to new third-generation operators has exceeded 100.

The division now has 2,228 towers that are owned and managed in the Broadcast and Wireless services sectors.

NTL Ireland

Year over year NTL Ireland increased fourth quarter revenues by 25% to £15 million ($24m) and EBITDA by approximately 33% to £4 million ($6m).

NTL Ireland ended the quarter with 368,000 customers. Digital TV customers grew by 9,000 to 38,000. Business sector revenues grew by approximately 59% year on year to £3 million ($5m) in the fourth quarter.

NTL Ireland is in the process of instituting a more rigorous credit policy that is expected to lead to the involuntary disconnection of certain customers. As a result of this, NTL Ireland anticipates that its residential customer base will decline by approximately 25,000 net customers in 2003.

ARPU increased 20% year on year to £12.38 ($18.60) in the fourth quarter. The increase was principally associated with a price increase related to the cable television product.

NTL INCORPORATED
March 31, 2003

Cable TV churn was approximately 8.3% in the fourth quarter, down from 13.8% in the previous quarter.

Shared Services

Year over year and prior to the effect of the Q4 2002 Adjustments, Shared Services expenses increased by approximately 26% in the fourth quarter to £63 million ($99m). This was principally the result of a number of non-recurring items in Q4 2001, which had the effect of reducing shared expenses in that period. Shared expenses remained relatively flat for all four quarters of 2002.

Capital Expenditure

Capital expenditure before the effect of the Q4 2002 adjustments was approximately £494 million ($742m) and £143 million ($225m) for the year and quarter ending December 31, 2002, respectively, with both figures representing significant reductions versus 2001. After the effect of Q4 2002 Adjustments capital expenditures were approximately £453 million ($681m) for the year ended December 31, 2002 and £102 million ($160m) for the fourth quarter of 2002. Capital expenditure in 2002 was primarily related to customer premises equipment (CPE) and scaleable infrastructure.

Exceptional Charges

During 2002 and, most significantly, in Q4 2002 the Company recorded exceptional charges including those related to asset impairments, restructuring and the emergence from Chapter 11 proceedings. These items are detailed below:

	For the year ended,
(in millions)	December 31, 2002

Asset impairments	£296	$445
Provision relating primarily to cancelled intra-company loan to NTL Europe, Inc.	189	284
Balance sheet recapitalization (Chapter 11) fees, net of interest income	77	116
Vacant property provision	43	64
Retention bonus	24	36
Redundancy costs	23	34
Other restructuring provisions	5	7

TOTAL	£657	$986

NTL INCORPORATED
March 31, 2003

Results of Accounting Review

The previously announced review of a number of the Company’s balance sheet accounts found that certain provisions that were being held against anticipated liabilities were no longer necessary. The release of these provisions has resulted in an increase in EBITDA of £43 million ($68m) for the Company’s Q4 and full year 2002 results.

In addition, in 2002 the Company engaged in a process of reducing its expenditures in a variety of areas including customer acquisitions and expenditures relating to certain capital improvements. These measures, as well as the restructuring of the Company’s operations in 2001, which resulted in significant headcount reductions and departmental reorganizations, caused the Company to reassess whether for certain 2002 expenditures, assumptions related to the allocation of those costs between capital and operating expense needed to be revised. This previously announced review has been completed, resulting in a £41 million ($65m) increase in expense and the corresponding reduction in EBITDA and fixed assets for the Company’s Q4 and full year 2002 results.

In March 2003, the Company’s actuaries completed their December 31, 2002 valuations of the Company’s various pension plans. These estimates indicate that the benefit obligations exceed the plans’ assets by an aggregate of approximately £81 million ($130m). These deficits will be addressed, in accordance with UK law, primarily by increasing the Company’s annual contributions over the life of the scheme, where relevant. This represents a change in the funding status of the plans and has resulted in a £6 million ($9m) adjustment for US GAAP reporting that has increased expenses compared with our earlier expectations for 2002.

The net impact on the Q4 and full year 2002 results of these three items were adjustments to reduce revenue by approximately £3 million ($4m), reduce EBITDA by approximately £4 million ($6m) and decrease fixed assets by approximately £41 million ($62m). There was no impact on cash in 2002 from these adjustments.

NASDAQ

On January 13, 2003, NTL commenced trading on the NASDAQ National Market under the symbol ‘NTLI’ for common stock and ‘NTLIW’ for Series A warrants.

Executive Appointments

In March 2003, NTL announced three senior appointments to its management team:

James Mooney as non-executive Chairman of NTL Incorporated. He was most recently the Executive Vice President and Chief Operating Officer of Nextel Communications Inc. Mr. Mooney’s primary responsibilities will include the establishment and implementation of strategic policies, extensive operational oversight, active interaction with senior executive

NTL INCORPORATED
March 31, 2003

management as well as ensuring that NTL conforms to the highest standards of corporate governance.

Scott Schubert to become Chief Financial Officer. He is currently Executive Vice President & Chief Financial Officer of WilTel Communications Group. Mr. Schubert will be responsible for all of NTL’s financial activities, including Cash Management, Credit Management, Capital Budgeting, Financial Planning and Analysis, Tax, Financial Reporting, SEC and Regulatory Filings, Accounting Systems and Controls, Internal Audit, and Investor Relations. He will report to Barclay Knapp, Chief Executive Officer and be based in the company’s operational headquarters in Hook, Hampshire.

Simon Duffy as Chief Operating Officer. Formerly Chief Financial Officer of Orange plc, Mr. Duffy will be responsible for running the Company’s day-to-day operations. Primary responsibilities shall include focusing the Company on the pursuit of profitable growth, the advancement of product development and rededicating the organization to customer service excellence. Mr. Duffy will report to Barclay Knapp, Chief Executive Officer and will be based in the Company’s operational headquarters in Hook, Hampshire. Mr. Duffy’s appointment completes the formulation of NTL’s executive management team.

Recapitalization Complete

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.) (the “Company”), NTL Europe, Inc. (then known as NTL Incorporated) and certain of our and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”), under Chapter 11 of the US Bankruptcy Code. Our operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003 (“the Effective Date”) at which time we emerged from Chapter 11 reorganization.

Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and NTL Incorporated and NTL Europe, Inc. each emerged as independent public companies. The Company took the NTL Incorporated name and became the holding company for the former NTL Group’s principal UK and Ireland assets. NTL Europe, Inc. (formerly NTL Incorporated and formerly our parent) became the holding company for the former NTL Group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of our former parent company (NTL Europe, Inc.) and securities of certain of its subsidiaries, including those of NTL Incorporated (formerly NTL Communications Corp.), were cancelled. NTL Incorporated then issued shares of common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of the NTL group.

This press release pertains to information regarding the financial results of the former NTL Communications Corp. The former NTL Communications Corp became the new NTL Incorporated following the Effective Date.

NTL INCORPORATED
March 31, 2003

NTL’s cash and cash equivalents as of December 31, 2002 as adjusted for the transactions that occurred on the Effective Date including, but not limited to, the receipt of the proceeds from the $500 million Exit facility and the repayment of the amount outstanding under the $630 million DIP facility were approximately $641 million.

Certifications

During the year ended December 31, 2002, NTL had two series of registered convertible notes outstanding, which were co-obligations of NTL Europe, Inc. and/or NTL (Delaware), Inc. These notes were cancelled under the Plan and are thus no longer outstanding. However, because these notes were outstanding as of December 31, 2002, we are required to include in our Annual Report on Form 10-K for the year ended December 31, 2002 certain financial statements of NTL Europe, Inc. and NTL (Delaware), Inc. Since the consummation of the Plan, we are no longer affiliated with these companies. Although they have informed us that they intend to cooperate in the provision of such financial statements, they informed us that they would be unable to provide the relevant information in time to enable us to include such financial statements in our Form 10-K, which is due to be filed on March 31, 2003. Solely because of the omission of these financial statements, our Form 10-K will not be accompanied by the certifications required by section 906 of the Sarbanes-Oxley Act of 2002 and Rule 13a-14 of the Exchange Act. Upon our obtaining the necessary information from NTL Europe, Inc. and NTL (Delaware), Inc. to enable us to file such financial statements, we will file an amendment to the Form 10-K to include such statements, at which time we will also include the required certifications.

NTL INCORPORATED
March 31, 2003

Financial Review

Revenue Summary (in £ millions)

	Q4-2002	Q3-2002	Q2-2002	Q1-2002	Q4-2001

Continuing Operations
HOME	£327	£322	£334	£340	£352

BUSINESS
Retail	52	55	55	56	62
MNS	80	76	74	74	72
Carrier Services	10	15	18	21	18

Total	142	146	147	151	152
BROADCAST
Media	40	40	43	41	46
Wireless	12	11	10	10	11

Total	52	51	53	51	57
IRELAND	15	16	15	14	12

Revenue	£536	£535	£549	£556	£573
Q4 2002 Adjustments	(3)	—	—	—	—

Total Revenue from Continuing Operations	533	535	549	556	573
CWC Off-Net and Other	—	—	—	—	—

TOTAL REVENUES	£533	£535	£549	£556	£573

NTL INCORPORATED
March 31, 2003

EBITDA Summary (in £ millions)

	Q4-2002	Q3-2002	Q2-2002	Q1-2002	Q4-2001

Continuing Operations
HOME	£145	£140	£141	£134	£122

BUSINESS
Retail	26	22	23	23	29
MNS	28	23	23	18	21
Carrier Services	6	11	13	15	15

Total	60	56	59	56	65
BROADCAST
Media	19	22	25	24	25
Wireless	5	6	5	4	4

Total	24	28	30	28	29
SHARED SERVICES
Networks	(14)	(13)	(16)	(14)	(10)
Corporate Support/IT	(49)	(49)	(48)	(48)	(40)

Total	(63)	(62)	(64)	(62)	(50)
IRELAND	4	4	4	3	3

EBITDA	£170	£166	£170	£159	£169
Q4 2002 Adjustments*	(4)	—	—	—	—

Total EBITDA from Continuing Operations	166	166	170	159	169
CWC Off-Net **	—	—	—	—	1

TOTAL EBITDA	£166	£166	£170	£159	£170

* Q4 2002 includes the net effect of the Q4 2002 Adjustments of £4 million. This amount includes an adjustment for the reallocation of certain expenditures from capital to expense of approximately £41.2 million and an adjustment for the release of certain provisions, and the related increase in EBITDA, in the amount of approximately £43.4 million. These two adjustments relate principally to prior periods. Q1, Q2 and Q3 EBITDA would be reduced by approximately £10 million per quarter if the reallocation of the £41.2 million from capital to expense was reflected in the appropriate quarters. The £43.4 million increase in EBITDA would not be reallocated to Q1, Q2 and Q3 2002 because these provisions relate to periods prior to 2002.

** Q4 2001 Total EBITDA from Continuing Operations excludes the results of CWC Off-Net, which was disposed of during Q4 2001.

NTL INCORPORATED
March 31, 2003

Financial Results for the three months ended December 31, 2002
(in $ millions except per share data)

	Three Months Ended
	December 31,

	2002	2001
Revenues
Consumer telecommunications and television	$535.6	$532.1
Business telecommunications	224.5	218.3
Broadcast transmission and other	79.0	75.8

	839.1	826.2
Costs and expenses
Operating expenses	373.8	384.0
Selling, general and administrative expenses	204.2	198.1

	578.0	582.1

EBITDA	261.1	244.1
Asset impairments	418.5	8,160.6
Other charges	95.9	244.7
Corporate expenses	5.1	10.5
Depreciation and amortization	444.7	663.2

Operating (loss)	(703.1)	(8,834.9)
Other income (expense)
Interest income and other, net	10.1	13.4
Interest expense	(127.9)	(345.1)
Share of (losses) from equity investments	(0.4)	(12.5)
Other (losses)	—	(88.5)
Foreign currency transaction (losses)	(46.7)	(3.7)
Recapitalization items, net	(56.0)	—

(Loss) before income taxes	(924.0)	(9,271.3)
Income tax expense	(7.3)	(121.8)

Net (loss)	$(931.3)	$(9,393.1)

Pro Forma basic and diluted net (loss) per common share	$(18.44)	$(186.00)

Pro Forma weighted average number of shares outstanding	50.5	50.5

NTL INCORPORATED
March 31, 2003

Financial Results for the year ended December 31, 2002
(in $ millions except per share data)

	Year Ended
	December 31,

	2002	2001
Revenues
Consumer telecommunications and television	$2,074.1	$2,069.2
Business telecommunications	880.1	836.8
Broadcast transmission and other	310.9	283.6

	3,265.1	3,189.6
Costs and expenses
Operating expenses	1,502.5	1,564.3
Selling, general and administrative expenses	769.8	973.2

	2,272.3	2,537.5

EBITDA	992.8	652.1
Asset impairments	445.1	8,160.6
Non-cash compensation	—	30.6
Other charges	389.2	297.9
Corporate expenses	18.7	24.3
Depreciation and amortization	1,541.6	2,540.3

Operating (loss)	(1,401.8)	(10,401.6)
Other income (expense)
Interest income and other, net	29.8	34.6
Interest expense	(780.2)	(1,240.8)
Share of (losses) from equity investments	(3.4)	(23.2)
Other (losses)	—	(88.5)
Foreign currency transaction gains (losses)	(94.1)	0.6
Recapitalization items, net	(151.8)	—

(Loss) before income taxes	(2,401.5)	(11,718.9)
Income tax benefit (expense)	25.7	(118.1)

Net (loss)	$(2,375.8)	$(11,837.0)

Pro Forma basic and diluted net income (loss) per common share	$(47.05)	$(234.40)

Pro Forma weighted average number of shares outstanding	50.5	50.5

NTL INCORPORATED
March 31, 2003

Pro Forma Consolidated Balance Sheet as of December 31, 2002

The following pro forma consolidated balance sheet as of December 31, 2002 gives effect to our emergence from Chapter 11 reorganization and the adoption of fresh-start reporting as if both had occurred on December 31, 2002. We adopted fresh-start reporting in January 2003 in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”.

The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of a substantial portion of our outstanding debt and the issuance of shares of new common stock and Series A warrants to various former creditors and stockholders of our former parent company and certain of its subsidiaries, including us. The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. We engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of our assets and the present value of our liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up intangible assets to their fair values. In addition, our total reorganization value exceeded the amounts allocable to identifiable assets, which resulted in a new indefinite-lived intangible asset.

The emergence from Chapter 11 and the adoption of fresh-start reporting in January 2003 resulted in the following items of income (expense) in millions:

Gain on debt discharge	$8,452
Fresh-start adoption — intangible assets	1,522
Fresh-start adoption — long term debt	221
Fresh-start adoption — deferred tax liability	(69)
Fresh-start adoption — accrued expenses	(120)
Fresh-start adoption — fixed assets	(3,195)

TOTAL	$6,811

NTL INCORPORATED
March 31, 2003

Pro Forma Consolidated Balance Sheet as of December 31, 2002 (continued)

		Emergence from	Fresh
	Historical	Chapter 11	Start	Pro Forma

	(in millions)
Assets
Current assets:
Cash and cash equivalents	$502.0	$138.7	$—	$640.7
Marketable securities	5.2	—	—	5.2
Accounts receivable trade, less allowance for doubtful accounts	395.9	—	—	395.9
Due from affiliates	1.6	—	—	1.6
Other	192.7	—	—	192.7
Due from NTL Europe, Inc.	73.3	(72.4)	—	0.9

Total current assets	1,170.7	66.3	—	1,237.0
Fixed assets, net	11,088.9	—	(3,194.9)	7,894.0
Intangible assets, net	395.3	—	868.4	1,263.7
Investments in and loans to affiliates, net	8.4	—	—	8.4
Reorganization value in excess of amounts allocable to identifiable assets	—	—	653.3	653.3
Other assets, net	378.1	(187.0)	—	191.1

Total assets	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

Liabilities and shareholders’ equity (deficiency)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$385.8	$0.7	$—	$386.5
Accrued expenses and other	780.5	6.6	(32.7)	754.4
Accrued construction costs	70.4	—	—	70.4
Interest payable	177.3	38.0	—	215.3
Deferred revenue	359.8	—	—	359.8
Due to NTL Europe, Inc.	236.1	(234.6)	—	1.5
Current portion of long-term debt	5,955.4	(5,952.3)	—	3.1

Total current liabilities	7,965.3	(6,141.6)	(32.7)	1,791.0
Long-term debt	—	6,540.1	—	6,540.1
Long-term debt discount	—	—	(221.3)	(221.3)
Other	—	—	47.2	47.2
Deferred income taxes	94.4	—	68.5	162.9
Liabilities subject to compromise	10,157.8	(10,157.8)	—	—
Shareholders’ equity (deficiency):
Common stock-new	—	0.5	—	0.5
Additional paid-in capital	14,045.5	1,194.1	(12,312.5)	2,927.1
Accumulated other comprehensive (loss)	(653.6)	0.4	653.2	—
Retained earnings (deficit)	(18,568.0)	8,443.6	10,124.4	—

	(5,176.1)	9,638.6	(1,534.9)	2,927.6

Total liabilities and shareholders’ equity (deficiency)	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

NTL INCORPORATED
March 31, 2003

Discussion of Year Ended December 31, 2002 Results

The following discussion of our results of operations reflects our business segments up to December 31, 2002, after which time we performed an internal organizational restructuring which resulted, among other things, in the transfer of our national and international carrier telecommunications services and certain of our managed network services from our business group into new separate groups, and the transfer of our public safety line of business from our business services group to our broadcast transmission and tower services group.

We provide a broad range of communication services, including: (1) consumer telecommunications and television, (2) business telecommunications and (3) broadcast transmission and other related services. Our consumer telecommunications and television services comprise broadband services to consumer markets including residential telephone, analog and digital cable television, Internet access, and interactive services. Our business telecommunications services include business telecommunications, national and international carrier telecommunications, Internet services, and managed network services. Our broadcast transmission and other services include digital and analog television and radio broadcast transmission services, satellite and media services for programmers, news agencies, sports broadcasters and production companies, and tower site rental and associated services to a variety of carriers operating wireless networks.

In our consumer telecommunications and television segment, known as NTL Home, we derive revenues principally from monthly fees and usage charges for (1) telephone service, (2) cable television service and (3) Internet access. Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband, dual telephone and TV or triple telephone, TV and Internet access.

In our business telecommunications segment, known as NTL Business, we derive revenues principally from (1) monthly fees and usage charges for inbound and outbound voice and data telephony, (2) charges for voice, data and Internet services provided to managed network customers and (3) charges for various outstanding arrangements provided to public safety customers.

In our broadcast transmission and other services segment, known as NTL Broadcast, we derive revenues principally from charges for (1) site leasing services, (2) national and regional television broadcasting, (3) national, regional and local radio broadcasting and (4) satellite up-linking for program and content distribution.

The principal components of our expenses include (1) costs to connect our network to other networks (referred to as interconnection), (2) television programming costs, (3) payroll and other employee related costs, (4) repairs and maintenance, (5) facility related costs, such as rent, utilities and rates, (6) marketing and selling costs and (7) provisions for bad debts.

As expected, our growth in 2002 was curtailed by funding constraints. Cash constraints present many challenges to the successful execution of our business plan. We are conserving cash by minimizing capital expenditures including expenditures to connect new customers to our

NTL INCORPORATED
March 31, 2003

network. In order to maintain revenues and cash from operations, we must reduce and limit customer churn. We continue to focus on improving our customer service and increasing our service offering to customers in an effort to curtail and reduce churn. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service. This effort is at a relatively early stage although we have continued to make progress through December 31, 2002. Although the new system does not yet support our full suite of services, we expect to substantially complete the project by the third quarter of 2004. The total project cost is estimated to be approximately £75.0 million, of which we have incurred approximately £22.6 million through December 31, 2002. We cannot be certain that this project will be successful. If the full integration is not successful, we could experience an adverse effect on customer service, our churn rate and our costs of maintaining these systems going forward. We could also experience operational failures related to billing and collecting revenue from our customers, which, depending upon on the severity of the failure, could have a material adverse effect on our business.

Moreover, the integration process has involved a number of internal reorganizations of our business as we continue to strive for better performance. These reorganizations have typically involved, among other things, the termination of employees made redundant as a result of the process. Although we cannot predict precisely the effect that this has had, it is likely these internal reorganizations have negatively impacted employee morale. If we undertake additional internal reorganizations they will similarly likely negatively impact employee morale. Negative effects on employee morale can have a negative effect on our operations generally.

Our plan to reduce churn and to increase average revenue per unit (referred to as ARPU) includes an increase in broadband services to our existing customers. We believe that our triple play offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to our existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is still significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If in the future we are unable to charge the prices for these services that we anticipate in our business plan in response to competition or if our competition is able to attract our customers, our results of operations will be adversely affected.

The wholesale national and international telecommunications market saw the reorganization or bankruptcy of many of the new entrant operators in 2002, especially those companies whose focus had been on serving carriers. As a result of this, several customers that had signed contracts with us running through 2003 are no longer in business. While this will have some effect on our revenue for 2003, most of our existing contracts are now with telecommunications companies with high volumes of retail traffic. Furthermore, our sales focus is on UK telecommunications companies who service the retail rather than the wholesale markets. We attempt to structure commercial arrangements to minimize any financial exposure to another operator.

Media speculation regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may adversely affect our reputation. One of

NTL INCORPORATED
March 31, 2003

the key strategies in our business plan is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our recent Chapter 11 reorganization and financial condition and the potential effect of that publicity on our brand name, we may find it difficult to increase market share. We believe our recapitalization process and the general unfavorable climate for alternative telecom carriers affected our revenues in 2002 as prospective customers began deferring orders beginning in the fourth quarter of 2001. Even though we have successfully completed the recapitalization process, there is no assurance that such negative publicity will not adversely impact our results of operations or have a long-term effect on our brand.

In addition, this uncertainty may adversely affect our relationships with suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. However, this did not have a significant effect on results of operations or cash flows in 2002.

The results of operations for the three months and year ended December 31, 2001 include CWC Off-Net, which was sold in the fourth quarter of 2001.

The previously announced review of a number of our balance sheet accounts found that certain provisions that were being held against anticipated liabilities were no longer necessary. The release of these provisions resulted in a decrease in revenue of £2.7 million ($4.1 million), a decrease in operating expense of £23.1 million ($34.7 million) and a decrease in selling, general and administrative expense of £23.0 million ($34.6 million) in the three months ended December 31, 2002.

In addition, the previously announced review of the allocation of certain recurring expenditures between capital and operating expenses has been completed, resulting in a £16.3 million ($24.5 million) increase in operating expense and a £24.9 million ($37.4 million) increase in selling, general and administrative expense and the corresponding reduction in fixed assets of £41.2 million ($61.9 million) in the three months ended December 31, 2002.

There was no impact on cash in 2002 from either of these adjustments.

Consolidated revenues increased by 2.4% to $3,265.1 million in the year ended December 31, 2002, as compared to $3,189.6 million in the year ended December 31, 2001. Consolidated revenues in UK pounds decreased by 1.9% to £2,173.1 million from £2,216.1 million.

In the years ended December 31, 2002 and 2001, the United Kingdom accounted for 97.3% and 98.0%, respectively and Ireland accounted for 2.7% and 2.0%, respectively of total consolidated revenues.

In the years ended December 31, 2002 and 2001, consumer telecommunications and television revenues were 63.5% and 64.9%, respectively, business telecommunications revenues were

NTL INCORPORATED
March 31, 2003

27.0% and 26.2%, respectively and broadcast transmission and other revenues were 9.5% and 8.9%, respectively of total consolidated revenues.

Consumer telecommunications and television revenues increased by 0.2% to $2,074.1 million from $2,069.2 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased by 4.0% to £1,380.4 million from £1,437.6 million. The decrease in revenues was primarily due to the sale of part of our indirect access telephony business in October 2001 that accounted for approximately £46.0 million of consolidated revenues in the year ended December 31, 2001. Consumer telecommunications and television revenues have also been affected by a reduction in the customer base due to disconnects and lower telephony usage. This decrease was partially offset by price increases and an increase in broadband Internet services.

Business telecommunications revenues increased by 5.2% to $880.1 million from $836.8 million. These revenues in UK pounds increased by 0.8% to £586 million from £580 million. Business telecommunications revenues increased in the year ended December 31, 2002 as a result of the acquisition of the assets and contracts of Viatel UK in the third quarter of 2001. This increase was offset by decreases in revenues in the Carrier division resulting from a downturn in the Carriers market together with a reduction in one off revenues in the SME and Retail divisions due principally to uncertainties arising from our Chapter 11 reorganization.

Broadcast transmission and other revenues increased by 9.6% to $310.9 million from $283.6 million. These revenues in UK pounds increased by 5.0% to £207 million from £198 million. The increase is primarily the result of an increase in digital radio roll-out and project revenues, and an increase in site related revenues.

Operating expenses (including network expenses) decreased by 4.0% to $1,502.5 million from $1,564.3 million primarily as a result of decreases in telephony interconnection and television programming costs. Operating expenses as a percentage of revenues declined to 46.0% in 2002 from 49.0% in 2001.

Selling, general and administrative expenses decreased by 20.9% to $769.8 million from $973.2 million, which primarily reflects various cost savings efforts including restructurings announced in the third and fourth quarters of 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 23.6% in 2002 from 30.5% in 2001.

Asset impairment charges were $445.1 million and $8,160.6 million in the years ended December 31, 2002 and 2001, respectively. Asset impairment charges of $445.1 million in 2002 are non-cash charges to write-down certain fixed assets to their estimated fair values based on our assessment that their carrying value was not recoverable. These charges in 2002 include fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. The aggregate charge of $445.1 million in 2002 related to our business segments as follows: $434.5 million consumer, $5.3 million business and $5.3 million broadcast. Asset impairment charges of $8,160.6 million in 2001 included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million, which includes $1.0 million

NTL INCORPORATED
March 31, 2003

included in share of losses from equity investments, related to our business segments as follows: $6,048.1 million consumer, $2,113.0 million business and $0.5 million broadcast.

Non-cash compensation of $30.6 million in the year ended December 31, 2001 was due to modifications to certain stock options approved by the Compensation and Option Committee of the Board of Directors of our former ultimate parent company in July 2001. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

Other charges of $389.2 million in the year ended December 31, 2002 include restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from our former ultimate parent company and certain of its subsidiaries in accordance with the Plan. Other charges of $297.9 million in the year ended December 31, 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Restructuring charges of $104.8 million in 2002 include severance and related expenses of $34.6 million, lease exit costs of $63.8 million, fixed asset write-offs of $7.5 million and other charges of $9.2 million, offset by releases of agreement modification provisions of $10.3 million. Restructuring charges of $202.8 million in 2001 include severance and related expenses of $92.1 million, lease exit costs of $25.1 million, agreement modifications of $27.7 million and fixed asset write-offs of $57.9 million.

Corporate expenses decreased to $18.7 million from $24.3 million primarily due to a decrease in legal, accounting and other professional costs.

Depreciation and amortization decreased to $1,541.6 million from $2,540.3 million. Depreciation expense increased to $1,477.9 million from $1,361.4 million primarily due to an increase in depreciation of telecommunications and cable television equipment. Amortization expense decreased to $63.7 million from $1,178.9 million due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Amortization expense in the year ended December 31, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $1,104.9 million, would have been $74.0 million.

Interest expense decreased to $780.2 million from $1,240.8 million as a result of the application of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Pursuant to SOP 90-7, interest expense is included in the results of operations only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed priority, secured or unsecured claim. In accordance with SOP 90-7, we did not recognize interest expense on certain of our outstanding publicly traded notes, on or after May 8, 2002 (the date that we and certain of our subsidiaries filed our Plan under Chapter 11 of the Bankruptcy Code). Our contractual interest for the year ended December 31, 2002 was $1,425.4 million. The increase in contractual interest expense in 2002 as compared to 2001 is primarily due to additional borrowings under credit facilities and the issuance of new notes in

NTL INCORPORATED
March 31, 2003

2001. Interest of $456.3 million and $844.3 million was paid in cash in the years ended December 31, 2002 and 2001, respectively.

Other losses of $88.5 million in 2001 are from the sale of the CWC off-net indirect access customers in the fourth quarter of 2001.

Foreign currency transaction gains (losses) were losses of $94.1 million in the year ended December 31, 2002 and gains of $0.6 million in the year ended December 31, 2001. The change is primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, certain of our foreign subsidiaries whose functional currency is not the U.S. dollar have cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

Recapitalization items, net were $151.8 million in the year ended December 31, 2002. Recapitalization items include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization items, net include $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisor, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

Net loss was $2,375.8 million in the year ended December 31, 2002 and $11,837.0 million in the year ended December 31, 2001. This change was the result of the factors discussed above, particularly the reduction in amortization expense of $1,115.2 million in 2002 and the $8,160.6 million asset impairment charges in 2001.

Pro forma basic and diluted net loss per common share is computed as if the 50.5 million shares issued in connection with our Plan on the Effective Date were outstanding for all periods presented.

NTL INCORPORATED
March 31, 2003

Regulation G Reconciliation
of Revenue and EBITDA from Continuing Operations
(in millions)

	For the Three Month Period Ending

	December 31,	September 30,	June 30,	March 31,	December 31,
	2002	2002	2002	2002	2001

Revenue from Continuing Operations (in £’s)	£533	£535	£549	£556	£573
Effective exchange rate	1.5732	1.5510	1.4623	1.4259	1.4422

US GAAP Revenue (in US$’s)	$839	$830	$803	$793	$826

EBITDA from Continuing Operations (in £’s)	£166	£166	£170	£159	£169
CWC Off-Net and other	—	—	—	—	1

EBITDA (in £’s)	£166	£166	£170	£159	£170
Effective exchange rate	1.5732	1.5510	1.4623	1.4259	1.4422

EBITDA (in US$’s)	$261	$257	$248	$227	$244
Other expenses:
Asset impairments	419	27	—	—	8,161
Other charges	96	290	2	2	245
Corporate expenses	5	3	4	7	10
Depreciation and amortization	444	402	357	337	663

Subtotal	964	722	363	346	9,079

US GAAP Operating (loss)	($703)	($465)	($115)	($119)	($8,835)

NTL INCORPORATED
March 31, 2003

Regulation G Reconciliation
of Revenue and EBITDA from Continuing Operations
(in millions)

	For the Year Ended	For the Year Ended
	December 31, 2002	December 31, 2001

Revenue from Continuing Operations (in £’s)	£2,173	£2,170
CWC Off-Net and other	—	46

Revenue (in £’s)	£2,173	£2,216
Effective exchange rate	1.5025	1.4394

US GAAP Revenue (in US$’s)	$3,265	$3,190

EBITDA from Continuing Operations (in £’s)	£661	£446
CWC Off-Net and other	—	7

EBITDA (in £’s)	£661	£453
Effective exchange rate	1.5025	1.4394

EBITDA (in US$’s)	$993	$652
Other Expenses:
Asset impairments	445	8,161
Non-cash compensation	—	31
Other charges	389	298
Corporate expenses	19	24
Depreciation and amortization	1,542	2,540

Sub total	2,395	11,054

US GAAP Operating (loss)	($1,402)	($10,402)

NTL INCORPORATED
March 31, 2003

Regulation G Reconciliation
of Underlying Q4 EBITDA
(in millions)

For the Three Months Ended
December 31, 2002

EBITDA Prior to Q4 2002 Adjustments	£170
Q4 2002 effect of the change in the allocation of costs between capital and expense	(10)
Q4 2002 effect of US GAAP pension adjustments	(2)

Underlying Q4 2002 EBITDA (in £’s)	£158
Review of certain balance sheet accounts	43
Q1-Q3 2002 effect of the change in the allocation of costs between capital and expense	(31)
Q1-Q3 2002 effect of US GAAP pension adjustments	(4)

EBITDA (in £’s)	£166
Effective exchange rate	1.5732

EBITDA (in US$’s)	$261
Other expenses:
Asset impairments	419
Other charges	96
Corporate expenses	5
Depreciation and amortization	444

Sub total	964

US GAAP Operating (loss)	($703)

NTL INCORPORATED
March 31, 2003

Regulation G Reconciliation
of Capital Expenditures
(in millions)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,

	2002	2001	2002	2001

Capital expenditure prior to Q4 2002 Adjustments (in £’s)	£143	£250	£494	£1,084
Effect of the change in the allocation of costs between capital and expense	(41)	—	(41)	—

Capital expenditure (in £’s)	£102	£250	£453	£1,084
Effective exchange rate	1.5732	1.4409	1.5025	1.4393

Capital expenditure (in US$’s)	$160	$360	$681	$1,560

Other items:
Changes in liabilities related to capital expenditures	8	(65)	(46)	25
Capitalized interest	7	12	46	68

Subtotal	15	(53)	—	93

Purchase of fixed assets (in US$’s)	$175	$307	$681	$1,653

NTL INCORPORATED
March 31, 2003

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, the “Risk Factors” set forth in the Company’s Registration Statement on Form S-1 filed on February 12, 2003, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed on March 31, 2003, as such filings may be amended from time to time, as well as: the impact of our organizational restructuring and integration actions; our ability to maintain contracts that are critical to our operations; potential adverse developments with respect to our liquidity or results of operations; our ability to fund and execute our business plan; our ability to attract, retain and compensate key executives and associates; our ability to attract and retain customers; general economic and business conditions; technological developments; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services; the impact of new business opportunities requiring significant up-front investment; and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

Use of Non-GAAP (Generally Accepted Accounting Principles) Terms

To supplement our consolidated financial statements presented on a GAAP basis, NTL uses certain non-GAAP measures (such as EBITDA and Capital Expenditure) that it believes may be useful to enhance investors’ overall understanding of NTL’s past financial performance and prospects for the future. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP accepted in the United States.

NTL INCORPORATED
March 31, 2003

For more information contact:

In the US:

Investor Relations:
Bret Richter, Senior Vice President — Finance
Tamar Gerber, Director — Investor Relations
Tel: (+1) 212 906 8440, or via e-mail at investor_relations@ntli.com

In the UK:

Investor Relations:
Virginia Ramsden, +44 (0) 207 746 6826, or via e-mail at
investorrelations@ntl.com

Media:
Alison Kirkwood, Media Relations, +44 (0)1256 752 662 / 07788 186154
Justine Parrish, Media Relations, +44 (0)20 746 4096 / (0)7966 421 991

There will be a conference call to analysts and investors today at 08.30 ET/ 14.30 GMT. Analysts and investors can dial in to the presentation by calling in the United States 1-877-505-5130 or 1-706-634-1305 for international access or via a live webcast of the conference call and presentation on the Company’s website, www.ntl.com/investors.

NTL INCORPORATED
March 31, 2003

APPENDIX — Residential Operating Statistics as of December 31, 2002

(subscriber totals in 000s)	UK	Ireland	Total

Homes in Franchise	11,411.2	474.9	11,886.1
Homes Passed	8,404.1	474.9	8,879.0
Homes Marketable	7,733.0	474.9	8,207.9

Telco	7,510.0	474.9	7,984.9
ATV	7,733.0	474.9	8,207.9
DTV	7,126.0	408.1	7,534.1
Broadband	6,745.6	23.0	6,768.6
Customers	2,686.4	368.0	3,054.4

Single RGU	762.2	361.6	1,123.8
Dual RGU	1,550.9	6.4	1,557.3
Triple RGU	373.3	—	373.3
Telephone	2,411.5	6.4	2,417.9

Talk Plan subs	193.3	—	193.3
Television	2,055.3	368.0	2,423.3

DTV	1,229.0	38.0	1,267.0
ATV	804.6	311.1	1,115.7
MATV	21.7	18.9	40.6
Internet	987.3	4.0	991.3

Dial-Up (metered)	122.7	2.5	125.2
Dial-Up (unmetered)	320.7	—	320.7
DTV Access	26.8	—	26.8
Broadband	517.1	1.5	518.6
RGUs (1)	4,983.9	375.9	5,359.8

Telephone	2,411.5	6.4	2,417.9
Television	2,055.3	368.0	2,423.3
Broadband Internet	517.1	1.5	518.6
Service Units (2)	5,454.1	378.4	5,832.5
RGUs/Customer	1.86x	1.02x	1.75x
Service Units/Customer	2.03x	1.03x	1.91x
Penetration:
Telephone	32.1%	1.3%	30.3%
Television	26.6%	77.5%	29.5%
Broadband Internet	7.7%	6.5%	7.7%
Customer	34.7%	77.5%	37.2%
RGU	64.4%	79.2%	65.3%
Service Unit	70.5%	79.7%	71.1%
Q4 Customer/RGU Movement
Opening Subs	2,667.0	368.0	3,035.0
Gross Adds	105.8	7.2	113.0
Disconnects (3)	(108.1)	(7.2)	(115.3)

	2,664.7	368.0	3,032.7
MATV Subs (included @ 31st Dec)	21.7	0.0	21.7

Closing Subs	2,686.4	368.0	3,054.4
Quarterly Customer Adds (4)	(2.3)	—	(2.3)
Quarterly RGU Adds (4)	91.2	0.8	113.7
% Customer Churn (5)	15.9%	7.7%	14.9%
Off-Net Telephony	90.8	2.3	93.1

Telephone	21.9	—	21.9
Telephone + Internet	68.9	2.3	71.2

(1)	RGUs are defined as all on-net telephone, television and Broadband Internet subscribers.

(2)	Service units are defined as all on-net telephone, television and Internet subscribers.

(3)	Disconnects include customers which cancel service due to moving premises.

(4)	Quarterly customer adds and quarterly RGU adds exclude 21.7 MATV customers not previously reported.

(5)	Annualized churn is defined as: (Quarterly disconnects x 4) / (opening customers + 50% quarterly gross adds)